Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG PERFORMANCE
IN THIRD QUARTER 2009

•	Total revenues of $1.9 billion, up 3.9%

•	Diluted earnings of $1.02 per share, up 26%

•	Cash flow from operations of $374 million, up 14%

•	2009 EPS outlook increased to a range of $3.80 to $3.85

MADISON, N.J., DATE October 20, 2009—Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the third quarter ended September 30, 2009, income from continuing operations rose to $192 million, or $1.02 per diluted share, from $160 million, or $0.81 per diluted share, for the third quarter of 2008. In 2008, third quarter results were reduced by a $0.03 per share charge associated with the write-down of an equity investment, and a $0.02 per share impact associated with hurricanes.

Third quarter revenues increased 3.9% to $1.9 billion compared to the prior year. Clinical testing revenues increased by 4.3% compared to the prior year. Revenue per requisition increased 4.3%. Underlying volume in clinical testing, measured by the number of requisitions, continued to grow in the quarter. Reported testing volume was unchanged from the prior year and reflected a 23% decline in drugs-of-abuse testing volume, which is sensitive to hiring trends, and which reduced the company’s consolidated volume by 1.7%. In the third quarter of 2008, consolidated revenues and volume were reduced by approximately half a percent as a result of the impact of hurricanes.

“Quest Diagnostics’ strong financial performance continues to be driven by increased demand in testing for cancer, sexually transmitted diseases, allergies and Vitamin D levels. Based on our strong performance, we are raising earnings guidance for the full year,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “Our continued focus on innovation is driving growth today and positioning Quest Diagnostics well for the future. We recently introduced the first commercial test for the H1N1 flu virus authorized by the FDA for emergency use, and launched a saliva-based genetic test that helps physicians predict response to the blood thinner Plavix®.”

For the third quarter, operating income increased to $348 million, or 18.4% of revenues, compared to $317 million, or 17.4% of revenues, for the third quarter of 2008. In the third quarter of 2008, operating income as a percentage of revenues was reduced by approximately half a percent as a result of the impact of hurricanes.

For the third quarter, bad debt expense as a percentage of revenues was 4.4%, unchanged from the second quarter and the prior year. Days sales outstanding of 43 days were unchanged from the second quarter and improved by two days from the prior year period. Cash flow from operations improved to $374 million compared to $329 million for 2008. During the quarter, the company repurchased $100 million of its common shares and made capital expenditures of $41 million.

Year-to-Date Performance

For the first nine months of 2009, income from continuing operations increased to $549 million, or $2.91 per diluted share, from $463 million, or $2.35 per diluted share for the first nine months of 2008. Revenues increased 2.9% to $5.6 billion.

Operating income for the first nine months of 2009 increased to $1.0 billion, or 18.3% of revenues, compared to $905 million, or 16.6% of revenues for 2008. Cash from operations, which was reduced by the $308 million payment in the second quarter related to the previously announced NID settlement, was $637 million. In the first nine months of 2008, cash from operations was $700 million. During the first nine months of 2009, the company repurchased $350 million of its common shares, and made capital expenditures of $117 million.

Outlook for the Full-Year 2009

For the full-year 2009, the company today increased its estimated earnings per diluted share from continuing operations to a range of $3.80 to $3.85. Previously, the company estimated diluted earnings per share of between $3.70 and $3.80. The company expects revenue growth of approximately 3% and operating income to exceed 18% of revenues. Cash from operations is expected to approximate $1.2 billion before the payment of the previously announced NID settlement, or $900 million after such payment. Capital expenditures are expected to approximate $180 million.

Quest Diagnostics will hold its third quarter conference call on October 20, 2009 at 8:30 A.M. Eastern Time. The public may access the conference call through a live audio webcast available on Quest Diagnostics’ Investor Relations Internet site at www.QuestDiagnostics.com/investor. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone in the U.S. at 866-428-3803 for domestic callers, or 203-369-0904 for international callers. No access code will be required. Telephone replays will be available from 10:30 a.m. Eastern Time on October 20 until midnight Eastern Time on November 20, 2009.

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2008 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s 2009 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2009 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

© 2000-2009 Quest Diagnostics Incorporated. All rights reserved. Quest, Quest Diagnostics, the associated logo, and all associated Quest Diagnostics marks are the registered trademarks of Quest Diagnostics.

Plavix® (clopidigrel biphosphate) is a registered trademark of Bristol-Myers Squibb/Sanofi Pharmaceuticals Partnership.

# # #

TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2009 and 2008
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

Net revenues	$1,897.2	$1,826.6	$5,607.0	$5,449.1

Operating costs and expenses:
Cost of services	1,097.5	1,073.1	3,251.2	3,215.2
Selling, general and administrative	441.6	428.2	1,314.7	1,301.3
Amortization of intangible assets	9.2	8.8	27.6	28.0
Other operating expense (income), net	0.6	(0.4)	(15.2)	(0.7)

Total operating costs and expenses	1,548.9	1,509.7	4,578.3	4,543.8

Operating income	348.3	316.9	1,028.7	905.3

Other income (expense):
Interest expense, net	(33.0)	(43.1)	(109.3)	(136.1)
Equity earnings in unconsolidated joint ventures	8.6	7.5	25.6	23.1
Other income (expense), net	2.4	(12.4)	(9.4)	(12.9)

Total non-operating expenses, net	(22.0)	(48.0)	(93.1)	(125.9)

Income from continuing operations before taxes	326.3	268.9	935.6	779.4
Income tax expense	125.2	100.6	358.9	293.3

Income from continuing operations	201.1	168.3	576.7	486.1
Income (loss) from discontinued operations, net of taxes	0.5	(48.9)	(1.1)	(50.9)

Net income	201.6	119.4	575.6	435.2
Less: Net income attributable to noncontrolling interests	9.4	8.6	28.1	23.5

Net income attributable to Quest Diagnostics	$192.2	$110.8	$547.5	$411.7

Amounts attributable to Quest Diagnostics’ stockholders:
Income from continuing operations	$191.7	$159.7	$548.6	$462.6
Income (loss) from discontinued operations, net of taxes	0.5	(48.9)	(1.1)	(50.9)

Net income	$192.2	$110.8	$547.5	$411.7

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$1.03	$0.82	$2.93	$2.37
Income (loss) from discontinued operations	—	(0.25)	(0.01)	(0.26)

Net income	$1.03	$0.57	$2.92	$2.11

Earnings per share attributable to Quest Diagnostics’ common stockholders – diluted:
Income from continuing operations	$1.02	$0.81	$2.91	$2.35
Income (loss) from discontinued operations	—	(0.25)	(0.01)	(0.26)

Net income	$1.02	$0.56	$2.90	$2.09

Weighted average common shares outstanding:
Basic	185.1	195.0	186.6	194.5
Diluted	187.2	197.2	188.3	196.4

Operating income as a percentage of net revenues	18.4%	17.4%	18.3%	16.6%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2009 and December 31, 2008
(in millions, except per share data)

	September 30, 2009	December 31, 2008

	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$247.0	$253.9
Accounts receivable, net	888.3	832.9
Inventories	80.9	102.1
Deferred income taxes	155.0	218.4
Prepaid expenses and other current assets	99.5	89.5

Total current assets	1,470.7	1,496.8
Property, plant and equipment, net	831.9	879.7
Goodwill, net	5,090.8	5,054.9
Intangible assets, net	829.7	827.4
Other assets	142.6	145.0

Total assets	$8,365.7	$8,403.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$887.0	$1,219.6
Short-term borrowings and current portion of long-term debt	103.9	5.1

Total current liabilities	990.9	1,224.7
Long-term debt	2,877.7	3,078.1
Other liabilities	559.0	475.9
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized at both September 30, 2009 and December 31, 2008; 214.1 shares issued at both September 30, 2009 and December 31, 2008	2.1	2.1
Additional paid-in capital	2,283.4	2,262.1
Retained earnings	3,053.4	2,561.7
Accumulated other comprehensive loss	(13.9)	(68.1)
Treasury stock, at cost; 29.3 shares and 23.7 shares at September 30, 2009 and December 31, 2008, respectively	(1,412.2)	(1,152.9)

Total Quest Diagnostics stockholders’ equity	3,912.8	3,604.9
Noncontrolling interests	25.3	20.2

Total stockholders’ equity	3,938.1	3,625.1

Total liabilities and stockholders’ equity	$8,365.7	$8,403.8

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2009 and 2008
(in millions)
(unaudited)

	Nine Months Ended September 30,

	2009	2008

Cash flows from operating activities:
Net income	$575.6	$435.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	193.7	198.8
Provision for doubtful accounts	249.3	248.0
Deferred income tax provision (benefit)	58.9	(21.1)
Stock compensation expense	53.3	49.6
Provision for special charge	—	72.7
Excess tax benefits from stock-based compensation arrangements	(3.2)	(2.1)
Other, net	11.0	2.0
Changes in operating assets and liabilities:
Accounts receivable	(304.0)	(259.7)
Accounts payable and accrued expenses	82.5	(0.5)
Integration, settlement and other special charges	(328.1)	(6.1)
Income taxes payable	13.3	8.7
Other assets and liabilities, net	34.8	(25.4)

Net cash provided by operating activities	637.1	700.1

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(16.6)	19.3
Capital expenditures	(117.0)	(140.2)
(Increase) decrease in investments and other assets	(6.6)	4.4

Net cash used in investing activities	(140.2)	(116.5)

Cash flows from financing activities:
Proceeds from borrowings	510.0	21.5
Repayments of debt	(617.8)	(434.9)
(Decrease) increase in book overdrafts	(16.4)	1.4
Purchases of treasury stock	(350.0)	—
Exercise of stock options	46.6	27.9
Excess tax benefits from stock-based compensation arrangements	3.2	2.1
Dividends paid	(56.2)	(58.4)
Distributions to noncontrolling interests	(23.0)	(23.6)
Financing costs paid	(0.2)	(0.5)

Net cash used in financing activities	(503.8)	(464.5)

Net change in cash and cash equivalents	(6.9)	119.1

Cash and cash equivalents, beginning of period	253.9	167.6

Cash and cash equivalents, end of period	$247.0	$286.7

Cash paid during the period for:
Interest	$118.9	$151.7
Income taxes	$283.1	$277.4

Notes to Financial Tables

1)

On January 1, 2009, the Company adopted a new accounting standard related to noncontrolling interests in consolidated financial statements, the provisions of which, among other things, require that minority interests be renamed “net income attributable to noncontrolling interests” and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented. The adoption of this standard did not impact earnings per share attributable to Quest Diagnostics’ common stockholders.

2)

On January 1, 2009, the Company adopted a new accounting standard related to determining whether instruments granted in share-based payment transactions are participating securities. Under this standard, the Company’s unvested restricted common stock and unvested restricted stock units that contain non-forfeitable rights to dividends are participating securities that are included in the computation of earnings per share pursuant to the two-class method. Earnings per share calculations for all prior periods have been presented based on the two-class method.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

	(in millions, except per share data)
Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$191.7	$159.7	$548.6	$462.6
Income (loss) from discontinued operations	0.5	(48.9)	(1.1)	(50.9)

Net income available to common stockholders	$192.2	$110.8	$547.5	$411.7

Income from continuing operations	$191.7	$159.7	$548.6	$462.6
Less: Earnings allocated to participating securities	(0.7)	(0.3)	(1.6)	(1.0)

Earnings available to Quest Diagnostics’ common stockholders – basic and diluted	$191.0	$159.4	$547.0	$461.6

Weighted average common shares outstanding - basic	185.1	195.0	186.6	194.5

Effect of dilutive securities:
Stock options and performance share units	2.1	2.2	1.7	1.9

Weighted average common shares outstanding - diluted	187.2	197.2	188.3	196.4

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$1.03	$0.82	$2.93	$2.37
Income (loss) from discontinued operations	—	(0.25)	(0.01)	(0.26)

Net income	$1.03	$0.57	$2.92	$2.11

Earnings per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income from continuing operations	$1.02	$0.81	$2.91	$2.35
Income (loss) from discontinued operations	—	(0.25)	(0.01)	(0.26)

Net income	$1.02	$0.56	$2.90	$2.09

3)

Results for the three and nine months ended September 30, 2008 include an estimated reduction to operating income of approximately $8 million associated with the impact of hurricanes in the third quarter.

4)

Other operating expense (income), net represents miscellaneous income and expense items related to operating activities, including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the nine months ended September 30, 2009, other operating expense (income), net includes a $15.5 million gain associated with an insurance settlement for storm related losses.

5)

Other income (expense), net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the nine months ended September 30, 2009, other income (expense), net includes a $7.0 million charge associated with the write-down of an investment and a $7.6 million charge associated with the early extinguishment of debt. For the three and nine months ended September 30, 2008 other income (expense), net includes a third quarter charge of $8.9 million associated with the write-down of an equity investment.

6)

For the three months ended September 30, 2009, the Company repurchased approximately 1.8 million shares of its common stock at an average price of $54.10 per share for $100 million. For the nine months ended September 30, 2009, the Company repurchased approximately 7.5 million shares of its common stock at an average price of $46.86 per share for $350 million, including 4.5 million shares repurchased from SB Holdings Capital Inc., a wholly-owned subsidiary of GlaxoSmithKline plc., at an average price of $44.33 per share for $200 million. For the three and nine months ended September 30, 2009, the Company reissued 1.0 million shares and 1.9 million shares, respectively, for employee benefit plans. At September 30, 2009, $150 million of share repurchase authorization remained available.

7)

The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the three and nine months ended September 30, 2009, and is included for informational purposes only:

	Continuing Operations

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009

	Consolidated Revenue Growth	Volume Growth	Revenue per Requisition	Consolidated Revenue Growth	Volume Growth	Revenue per Requisition

Reported:	3.9%	—	4.3%	2.9%	(0.8)%	4.3%

Impact on comparisons to prior year of:
Drugs-of-abuse testing	(0.8)%	(1.7)%	0.9%	(0.8)%	(1.7)%	0.9%
Laboratory management contracts	—	—	—	(0.1)%	(0.5)%	0.4%
Number of business days	—	—	—	(0.5)%	(0.5)%	—
Foreign exchange	(0.4)%	—	—	(0.6)%	—	—
Hurricanes in 2008	0.5%	0.6%	—	0.2%	0.2%	—

8)

During the third quarter of 2008, the Company and NID reached an agreement in principle with the United States Attorney’s Office to settle the previously disclosed federal government investigation of NID, a test kit subsidiary that was voluntarily closed in 2006. As a result of the agreement in principle, during the third quarter of 2008, the Company recorded a charge of $73 million in discontinued operations to increase its reserves for the settlement and related matters. In the second quarter of 2009, the Company entered into a final settlement agreement with the federal government and paid $308 million, which had been previously reserved, in connection with the final settlement.

9)

Estimated cash from operations before the payment for the previously disclosed NID settlement is presented because management believes it is a useful adjunct to estimated cash from operations under accounting principles generally accepted in the United States since it is a meaningful measure of the Company’s ongoing operating performance. Estimated cash from operations before the payment for the NID settlement is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated cash from operations. The following table reconciles estimated cash from operations to estimated cash from operations before the payment for the NID settlement:

Twelve Months Ended December 31, 2009

(in millions)

Estimated cash from operations	~ $900

Add:
NID settlement payments	308

Estimated cash from operations before the payment for the NID settlement	~ $1,200